PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement") is made and entered into this Twenty-fifth (25th) day of November, 1992, by and between EDWARD D. JONES & CO., L.P., a limited partnership organized and existing under the laws of the State of Missouri, with its principal place of business located at 201 Progress Parkway, Maryland Heights, Missouri 63043 ("EDJ") and GENICOM Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at One Genicom Drive, Waynesboro, Virginia 22980-1999 ("GCC") (EDJ and GCC are each individually referred to as a "Party" and collectively as the "Parties").

RECITALS

WHEREAS, GCC is in the business of designing, manufacturing, selling, reselling and servicing certain computer printers; and

WHEREAS, EDJ desires to purchase certain computer printers from GCC in order to supply EDJ's existing and anticipated needs, provided that certain modifications and improvements are made by GCC to such printers in order that such printers meet EDJ's specific and unique business needs;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, the Parties hereby agree as follows:

1. Definitions: For the purposes of this Agreement, the following are defined terms:

1.1 The term "Branch Office" shall mean any office (other than the Headquarters (as hereinafter defined in paragraph 1.5)) owned, leased or maintained by EDJ.

1.2 The term "Confidential Information" shall mean any information which either Party designates as confidential, proprietary, restricted or otherwise as not to be disclosed generally, in accordance with the provisions contained herein. Except as otherwise expressly provided hereinbelow, to be considered Confidential Information, all tangible information must be marked with the words "proprietary" or "confidential" or words of similar import.

Non-tangible information must be (i) reduced to a writing by the disclosing Party, which must describe the information as confidential or proprietary and (ii) delivered to the recipient Party within thirty
(30) days after the date of disclosure. Confidential Information may include, but is not limited to, copyrighted material, notes, memoranda, writings, records, files, working papers, reports, opinions, drawings, schematics, specifications, computer programs, documentation, data, technical data, ideas, concepts, plans, models, samples, calculations, tables, methods, processes, applications, technology, know-how, techniques, and any other material relating to the Equipment (as hereinafter defined in paragraph 1.4), Firmware (as hereinafter defined in paragraph 1.7), or Documentation (as hereinafter defined in paragraph 1.3) or to a Party's business methods or customers, in whatever form, manner or medium recorded, including any and all copies thereof. Notwithstanding anything contained herein to the contrary, Confidential Information shall include all tangible and intangible information related to EDJ's present, former or prospective customers, its existing or prospective office locations (including, without limitation, branch names and addresses of such offices) and its business methods and practices, whether or not such information is marked as "confidential" or "proprietary" and whether or not such information is reduced to writing. Confidential Information shall not include the following:

1.2.1 information which is in the public domain at the time of disclosure;

1.2.2 information which is published after disclosure to a Party pursuant to this Agreement, unless such publication is a breach of this Agreement or other obligation of confidence;

1.2.3 information which, prior to disclosure to a Party pursuant to this Agreement, was already lawfully in that Party's possession as evidenced by written records kept in the ordinary course of business or by proof of such actual, prior, rightful use by that Party; and

1.2.4 information which, subsequent to the disclosure to a Party pursuant to this Agreement, is obtained by that Party from a third party who is lawfully in possession of such information, and not in violation of any contractual, legal or fudiciary obligation with respect to such information and who does not require that Party to refrain from disclosing such information to others.

1.3 The term "Documentation" shall mean the product specification, the user manual or other user materials, and any installation instructions, specifications or service manuals applicable to the Equipment (as hereinafter defined in paragraph 1.4) or Firmware and any written or other materials relating to use of the Equipment or Firmware which are specified in Schedule A attached hereto.

1.4 The term "Equipment" shall mean all laser printers and/or accessories shown in Schedule B hereto for delivery to EDJ, as specified by the Documentation shown in Schedule A and including the Modifications (as hereinafter defined in paragraph 1.6) shown in Schedule C.

1.5 The term "Headquarters" shall mean any and all office buildings or structures owned or occupied by EDJ at or adjacent to 201 Progress Parkway, Maryland Heights, Missouri 63043 or, should EDJ move or expand its administrative offices, then at such new or expansion locations as well.

1.6 The term "Modifications" shall mean those changes or alterations to the Equipment, Firmware or Documentation which are specified in Schedule C attached hereto including, without limitation, the back channel and the custom font firmware containing the fonts defined in Schedule H.

1.7 The term "Firmware" shall mean the computer code contained in the Programmable Read Only Memory chips ("PROM's") internal to the
Equipment listed in Schedule B hereto (and compliant with the specifications contained in Schedules A, C and H hereof).

1.8 The term "Printer" shall mean and refer to an individual laser printer specified in Schedule B hereto, including a 7170 printer incorporating the Modifications as defined in Schedule C, duplexer, exit gate, 4MB memory, and custom EDJ font card containing the fonts defined in Schedule H.

1.9 The term "Spare Parts" shall mean spare parts used to support the Printers purchased under this Agreement. The Recommended Spare Parts List ("RSPL") is shown in Schedule F.

1.10 The term "Supplies" refers to items listed in Schedule B which may be used by EDJ to support the Equipment.

1.11 The term "Specifications" shall mean all parts of the Documentation and Modifications which provide functional and/or performance specifications for any or all of the items covered by this Agreement and all Schedules attached hereto.

2.  Sale

2.1 GCC hereby agrees to sell to EDJ the products specified in Schedule B attached hereto on the terms and conditions contained herein.

2.2 Quarterly during the term hereof, EDJ shall provide GCC with a non-binding rolling forecast of its Equipment requirements for the ensuing twelve (12) month period.

2.3 Subject to EDJ's rights to terminate this Agreement as set forth in paragraphs 6.1, 13.2, 13.3 and 16.12 hereof, EDJ hereby commits to the following:

A.) To issue a purchase order for an initial one hundred (100)
Printers, to be delivered by 12/31/92. GCC hereby acknowledges receipt of this order.

B.)To issue a purchase order concurrent with the execution of this Agreement for an additional quantity of one thousand four hundred (1,400) Printers to be scheduled for delivery within twelve (12) months after the Test 7170 has been accepted by EDJ pursuant to and as defined in paragraph 6.1 hereof.

(C.) To pay one hundred fifty thousand dollars ($150,000.00) towards the non-recurring engineering development costs to develop the back channel interface portion of the Modifications, payable in increments of twenty-five thousand dollars ($ 25,000.00) on October 1, 1992, fifty thousand dollars ($ 50,000.00) on December 1, 1992 and twenty-five thousand dollars ($ 25,000.00) on January 1, 1993 and with a final payment of fifty thousand dollars ($ 50,000.00) due upon EDJ's acceptance of the Test 7170. GCC hereby acknowledges receipt of the initial $25,000 payment from EDJ.

EDJ further commits that, in addition to the fifteen hundred (1,500) Printers indicated above, EDJ intends to purchase during the term of this Agreement an additional total of two thousand one hundred and eight (2,108) Printers. GCC acknowledges that this intent is dependent on the continuation of favorable market conditions for EDJ and is not a firm committment to purchase, but EDJ agrees that any such requirement shall in fact be purchased from GCC provided that GCC maintains performance in accordance with the terms and conditions of this Agreement and market conditions remain favorable as determined by EDJ.

In addition to the above committments, EDJ hereby commits that it intends to purchase all Supplies for Printers from GCC. This committment is understood by both Parties to be contingent upon GCC maintaining competitive pricing, quality and delivery in accordance with the terms and conditions of this Agreement.

2.4 Equipment, and other products listed on Schedule B, shall be ordered by EDJ from GCC by purchase orders referencing this Agreement. The purchase orders shall state the quantities, description, applicable prices, requested monthly delivery schedules and shipping instructions. Within seven (7) working days after GCC's receipt of such purchase order, GCC will issue and mail a sales order acknowledgement ("SOA") to EDJ acknowledging acceptance of EDJ's purchase order and advising EDJ of GCC's delivery date(s). The delivery date contained in the SOA will not be more than fourteen (14) working days later than the delivery date requested by EDJ in EDJ's purchase order. Delivery dates for large unforecasted orders will be negotiated by the Parties in good faith. All purchase orders must be received by GCC prior to the expiration of the term of this Agreement and all Equipment shall be delivered no later than ninety (90) days after expiration of the term of this Agreement. The terms and conditions of this Agreement shall remain in full force and effect until all deliveries have been made, and thereafter with regard to any continuing obligations of either Party.

2.5 Equipment and other products sold hereunder shall be invoiced in accordance with the prices set forth in Schedule B. The prices listed therein shall be firm for all Equipment shipments through December 31, 1993. Commencing January 1, 1994, the Parties hereby agree to negotiate in good faith to mutually share any lncrease or decrease in unit costs to GCC from Toshiba Corporation which are associated with the fluctuation in the exchange rates between the U.S. dollar and the Japanese Yen. Notwithstanding the foregoing, the Parties agree to negotiate new prices for shipments during the period beginning January 1, 1995 and ending December 31, 1995. Such prices shall be determined based on thencurrent market conditions. GCC hereby commits that such prices shall be competitive and shall not exceed pricing offered to any of its other commercial customers purchasing similar quantities of comparable equipment.

GCC further agrees that, on or before August 1, 1994, it shall provide EDJ with notice relative to any anticipated price change from Toshiba to become effective January 1, 1995. EDJ may, based on such notice, place an order on or before September 1, 1994, regardless of quantity, for delivery no later than December 31, 1994 at the then-current price for Equipment.

2.6 If, during the term of this Agreement, GCC develops and/or is marketing a product which is functionally similar, more efficient and/or less expensive than the Equipment sold hereunder (all as determined by EDJ in EDJ's sole and absolute discretion), EDJ shall have the option of substituting such product for some or all of the Equipment at a price that is equal to the lowest price charged by GCC to any of GCC's customers for such product under substantially similar terms and conditions and at the same or lower volume requirements.

2.7 A. At any time during the term of this Agreement EDJ may request, and GCC shall comply with, changes in the Equipment configuration by providing written notice to GCC at least fifteen
(15) days prior to the scheduled delivery date(s) of the next order of Equipment; however, if such configuration changes result in an increase in price and/or a delay in delivery of Equipment, GCC shall be under no obligation to implement such changes nor to delay the delivery of Equipment until an equitable price adjustment has been agreed upon in writing by EDJ.

B. GCC reserves the right to change the Equipment and/or Supplies, at GCC's sole cost and expense, at any time prior to delivery of a specific order of Equipment and/or Supplies in order to include electrical, mechanical or other such improvements deemed appropriate by GCC but without incurring any liability to so modify or change any Equipment or Supplies previously delivered; provided, however, that if such changes affect the form, fit or function of such Equipment or Supplies, GCC will provide fifteen (15) days advance written notice of such change(s) to EDJ using GCC's Engineering Change Notification ("ECN") process. Unless EDJ gives GCC written notice to the contrary within fifteen (15) days from the date of receipt of GCC's ECN, EDJ shall be conclusively presumed to have accepted such change(s). If EDJ does notify GCC, in writing and within such fifteen (15) day period, that EDJ does not accept the change(s), GCC shall not make the change(s).

EDJ hereby agrees to withhold approval only where there is impact on form, fit or function and will not unreasonably withhold such approval, provided however that GCC agrees to the following:

In the event GCC elects not to notify EDJ of a change which GCC does not deem to affect form, fit or function but which change upon implementation is found by EDJ to affect its cost or ability to utilize the Equipment and/or Supplies in its computer system environment in the same manner as prior to the change, GCC shall (i) immediately cancel the change for all new Equipment and/or Supplies to be shipped to EDJ, (ii) immediately retrofit or replace all Equipment and/or Supplies previously shipped to EDJ, at GCC's sole cost and expense, to eliminate the effects of such change, and (iii) reimburse EDJ for its reasonable costs and expenses incurred directly as a result of such change; provided, however, that this provision shall in no way expand GCC's limitation of liability as stated in paragraph
16.17 hereof.

It is expressly agreed that changes to Supplies affecting packaging (with the exception of package markings and/or labeling), storage or shipping requirements, user instructions, or chemical composition shall be presumed to affect form, fit and function and shall require written approval from EDJ prior to implementation.

2.8 GCC reserves the right, at any time during the term of this Agreement, to implement a remanufacturing program for the Process Units specified in Schedule B hereof. The Parties acknowledge that all Process Units supplied to EDJ (or to EDJ's third party maintenance provider, for exclusive use with EDJ Equipment) are recycleable and EDJ hereby commits to use its reasonable best efforts to return substantially all of such Process Units to GCC upon end of life. Accordingly, GCC agrees to credit EDJ with two dollars ($ 2.00) for each Process Unit returned to GCC. The cost of shipping to GCC shall be paid by GCC via GCC's mutually agreeable return program parameters.

Prior to shipment of any such remanufactured Process Units to EDJ, GCC shall (i) provide to EDJ a complete summary of its remanufacturing process to include necessary quality control procedures, (ii) provide to EDJ a reasonable quantity of such remanufactured Process Units to allow EDJ to test and verify such units meet all performance specifications for new Process Units, and (iii) secure written approval from EDJ, which approval shall not be unreasonably withheld, to provide such remanufactured Process Units against any subsequent purchase orders issued by EDJ for such Process Units.

GCC hereby commits that it has estimated an approximate cost for such remanufacturing of Process Units, which cost is proprietary to GCC. On the six (6) month anniversary of the implementation of such remanufacturing program, EDJ may request a written verification from GCC that its actual cost is not more than ten percent
(10%) below said cost estimate. In the event such actual cost is more than ten percent (10%) below said cost estimate, GCC agrees to renegotiate the price for Process Units shown in Schedule B to provide an equitable sharing of the cost savings with EDJ. The Parties will thereafter, on each anniversary date of this Agreement or any extension(s) thereof, review such costs and related Supplies pricing to insure that the pricing afforded EDJ hereunder for Supplies shall remain competitive and, based on such agreement between the Parties, EDJ shall continue to purchase such Supplies exclusively from GCC.

3.  Delivery and Installation

3.1 Shipment of Equipment ordered under this Agreement shall be scheduled in accordance with EDJ's purchase order and GCC's acknowledgement of such purchase order. Quantities scheduled for delivery shall be mutually agreed to. GCC's delivery lead time for Equipment is normally thirty (30) days for forecasted orders. Lead time will be negotiated in good faith for large unforecasted orders.

3.2 Delivery shall be F.O.B. GCC's designated facility within the continental United States. Freight will be prepaid and billed to EDJ unless otherwise instructed in writing by EDJ and, provided that EDJ allows GCC to specify the freight carrier, the cost of such shipment shall include insurance coverage for the full replacement value of each shipment. The Equipment shall be shipped to the location specified in EDJ's purchase order or as otherwise directed by EDJ in writing.

3.3 EDJ shall be responsible, at no cost to GCC, for preparing prior to the scheduled install date a suitable installation site in accordance with GCC's reasonable written site preparation procedures as set forth in the Documentation. GCC will install all Equipment delivered hereunder, unless notified by EDJ to the contrary in writing, either at no charge if an LZR 1230 printer is traded in per paragraph 3.4 below or at the installation price of one hundred ninety-eight ($198.00) per Printer.

Provided that EDJ utilizes GCC's service organization to install Printers, GCC commits that all items included in the definition of the Printer shall be installed at the user site and made ready for use as part of the standard installation process. Such installation shall further include removal of any reference manuals or other documentation from the user location.

Provided that EDJ notifies GCC of its intent to have GCC install Equipment at a specific location no later than the ship date for such Equipment, GCC shall use its reasonable best efforts to install Equipment within two (2) working days of its receipt by EDJ at the installation site.

3.4 For a period of twelve (12) months after the Test 7170 (as hereinafter defined in paragraph 6.1) has been accepted pursuant to paragraph 6.1 hereof, EDJ may trade in the LZR 1230 printer at the time GCC installs the replacement Printer, on a one for one basis. EDJ may trade in such LZR 1230 printer(s) by notifying GCC in writing at any time prior to the scheduled installation date of the Printer that is intended to replace the particular LZR 1230. In such event, GCC shall, at the time it installs the Printer(s) pursuant to 3.3 above, de-install, at GCC's sole cost and expense, the LZR 1230 printer(s). Additionally, GCC shall pack and ship, at GCC's sole cost and expense, the LZR 1230 printer(s) to a GCC facility. GCC will credit EDJ with one hundred dollars ($100.00) against the purchase of the replacement Printer for each such trade-in. Installation under such trade in program will be at GCC's sole cost and expense.

3.5 GCC shall at all times during the term of this Agreement and for a period of five (5) years after the date of the last shipment of Equipment hereunder accord EDJ most-favored customer treatment with respect to delivery of Equipment, Spare Parts and Supplies. If at any time during said term there is an insufficient supply of printers, accessories, spare parts and/or supplies identical or functionally equivalent to the Equipment, Spare Parts and/or Supplies such that it is not possible for GCC to deliver these items in a timely manner in accordance with EDJ's requested delivery dates, and provided that EDJ has provided the forecasts required by paragraph 2.2 hereof and that such requested delivery dates are reasonably consistent with said forecast(s), GCC commits that it will allocate the available items on the basis of a "first-in, first-out" sequence of all purchase orders placed, including GCC's other customers. GCC specifically agrees that it will not accept and ship new orders for such items while it is delinquent to any previously existing EDJ orders. GCC shall, upon request, make available to EDJ personnel all documentation reasonably necessary to determine that GCC has complied with its obligations hereunder.

GCC further agrees that in such event, provided that the shortage is not due to causes beyond GCC's reasonable control (which is understood by the Parties to include failure by GCC's engine supplier to perform in a timely manner to orders placed by GCC with such supplier in accordance with the leadtimes and terms of GCC's written contractual agreement with such supplier), and provided that GCC is not able to correct such situation within thirty (30) days of the first scheduled delivery date GCC is unable to meet, then (i) EDJ shall be relieved of any and all of its obligations under paragraph 2.2 hereof, and (ii) EDJ may secure replacement items from other source(s) until such time as GCC is again able to deliver such items in accordance with EDJ's requested schedule(s) as noted above. In the event EDJ elects to secure such items from other source(s) and if such action results in an increase in cost to EDJ, then GCC agrees to negotiate a reasonable reimbursement to EDJ for such increased cost incurred by EDJ. Both Parties agree that any such settlement shall be specifically subject to the arbitration provisions of paragraph 16.8 hereof.

GCC agrees, in the event that any such delays are indicated by GCC to have been caused by the failure of GCC's engine supplier to deliver as noted above, and if requested by EDJ, to allow EDJ personnel access to its internal records to any extent deemed reasonably necessary by EDJ to verify such claim.

GCC hereby agrees to maintain a thirty (30) day strategic buffer inventory of Equipment based on EDJ's forecast provided pursuant to paragraph 2.2 hereof to minimize the probability of any such shortage(s). EDJ agrees that any delivery requests for which GCC is unable to respond that exceed such forecasts shall not be subject to the provisions of this paragraph 3.5.

4.  Title and Risk of Loss

4.1 Title to and risk of loss or damage to the Equipment, Spare Parts and Supplies shall pass to EDJ upon delivery to the carrier. EDJ shall notify GCC in writing relative to any shortages within ten (10) business days after receipt of shipment to a Branch Office or within twenty (20) business days after receipt of shipment to the Headquarters. GCC shall not be obligated to consider any such claims made after that period. Equipment will be packaged to conform with the standard commercial practices of GCC and, in the absence of special instructions, GCC will ship by what it considers to be an appropriate method.

4.2 EDJ shall be responsible for filing claims for any damage and/or loss incurred subsequent to delivery by GCC to the freight carrier. GCC agrees, if requested by EDJ, to render all reasonable assistance to help EDJ perfect any such claim against said carrier.

4.3 GCC shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as acts of God, acts or omissions of EDJ, acts or omissions of civil or military authority, fire, flood, epidemics, quarantine, riots, or war. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.

5  Firmware and Documentation Rights

5.1 GCC hereby grants to EDJ the non-exclusive and perpetual right to distribute and use the Firmware and Documentation solely in connection with the Equipment wherever the Equipment is located. EDJ shall not alter or remove any copyright, legend, logo, trademark or other notice or identifying sign associated with and/or appearing in or upon the Firmware and/or Documentation. FIRMWARE IS AND SHALL REMAIN THE EXCLUSIVE PROPERTY OF GCC AND/OR ITS LICENSORS, AND NO TITLE TO OR OWNERSHIP OF THE FIRMWARE IS HEREBY TRANSFERRED.

5.2 GCC agrees that, except as defined in paragraph 11.5 hereof, the right to use any portion of the Firmware related to the Modifications, including without limitation any firmware related to EDJ's custom fonts, shall be exclusive to EDJ.

5.3 GCC UNDERSTANDS THAT EDJ IS PURCHASING EQUIPMENT HEREUNDER FOR ITS OWN USE. GCC FURTHER UNDERSTANDS THAT EDJ MAY WISH TO TRANSFER USED EQUIPMENT TO THIRD PARTIES. IN THE EVENT EDJ TRANSFERS USED EQUIPMENT TO ANY THIRD PARTY, GCC AGREES THAT THE RIGHT TO DISTRIBUTE AND USE THE FIRMWARE AND DOCUMENTATION GRANTED ABOVE SHALL AUTOMATICALLY BE TRANSFERRED TO SUCH THIRD PARTY, PROVIDED THAT EDJ AGREES TO GIVE AND HAS GIVEN SUCH THIRD PARTY WRITTEN NOTICE OF THE ABOVE PROVISIONS.

5.4 GCC grants to EDJ the limited non-exclusive right and license to reproduce all or any part of the Documentation for use by EDJ employees in the use or maintenance of Equipment. GCC further grants EDJ the right to distribute such information to its third party maintenance organization, provided that (i) any such distribution is made for the purpose of allowing such third party maintenance organization to service Equipment purchased pursuant to this Agreement, and (il) EDJ gives written notice to such third party service organization of the provisions of this Agreement related to the confidentiality and limits of useof such information.

5.5 In the event that GCC, during the term of this Agreement, makes improvements in the Equipment (excluding the Modifications) which are not subject to the provisions of paragraph 2.7 B. regarding affecting form, fit or function but which changes improve the efficiency or effectiveness of the Equipment, then GCC shall notify EDJ of such improvements, EDJ shall have the option of requesting that such improvements be incorporated into all future deliveries of Equipment hereunder, and such improvements will then be included in such deliveries; provided, however, that if such improvements increase GCC's cost the Parties agree to negotiate a mutually agreeable adjustment to EDJ's prices for the affected Equipment prior to any such incorporation, and provided further that EDJ shall have no obligation to accept any such change or price increase. GCC shall have no obligation to incorporate such improvements in Equipment previously delivered to EDJ, however EDJ shall have the option of requesting that such previously delivered Equipment be upgraded to include such improvements and, if practicable, GCC shall provide a reasonable estimate of EDJ's cost for such upgrade.

5.6 GCC hereby grants EDJ the perpetual right to use the Firmware, source code and/or related documentation defined as the "Escrow Materials" in Schedule E hereto (the "Escrow Agreement"); provided, however, that EDJ shall have complied fully with the terms of Schedule E before receiving the Escrow Materials from the Escrow Agent (as defined in the Escrow Agreement). GCC shall, within thirty (30) days of acceptance by EDJ of the Test 7170 defined in paragraph 6.1 below, place a copy of the Escrow Materials defined in Schedule E and listed in Schedule D hereto in escrow pursuant to the Escrow Agreement. GCC shall improve, add to, or otherwise modify the Escrow Materials at such time as any modifications are made such that the Escrow Materials shall be maintained at the same level of functionality as for any of GCC's other commercial customers.

The Parties agree to cooperate with the Escrow Agent with regard to any reasonable changes to Escrow Agreement requested by the Escrow Agent prior to its execution of the Escrow Agreement.

6.  Acceptance

6.1 GCC shall, on or before January 31, 1993, provide EDJ with a preproduction prototype Printer (the "Test 7170") for preliminary acceptance testing. EDJ shall have thirty (30) days from receipt of the Test 7170 to conduct acceptance tests. Such acceptance test shall include, without limitation, tests which evaluate the Test 7170's conformity to the Specifications. If the Test 7170 conforms to such Specifications, as reasonably determined by EDJ, EDJ shall notify GCC in writing within such thirty (30) day period and the date such notice is sent shall be the date the Test 7170 is accepted. If EDJ reasonably determines that the Test 7170 does not conform to the Specifications, it shall so notify GCC in writing within such thirty (30) day period and shall provide particulars as to all nonconformities. In such event, GCC shall correct all such nonconformities and deliver a revised Test 7170 to EDJ within thirty (30) days. EDJ shall have thirty (30) days from the receipt of the revised Test 7170 to conduct acceptance tests. If the revised Test 7170 conforms to the Specifications, as reasonably determined by EDJ, EDJ shall notify GCC in writing within such thirty (30) day period and the date such notice is sent shall be the date the Test 7170 is accepted. If the revised Test 7170 does not conform to the Specifications, as reasonably determined by EDJ, EDJ shall, within such thirty (30) day period either (i) terminate this Agreement by providing written notice to GCC, or (ii) notify GCC in writing that the revised Test 7170 does not conform to the Specifications, in which case GCC shall immediately correct such nonconformities and notify EDJ in writing that such corrections were made and the date such notice is sent shall be the date the Test 7170 is accepted. If EDJ fails to give notice to GCC during any acceptance period as set forth in this paragraph, the Test 7170 shall be deemed accepted by EDJ at the expiration of such period.

If this Agreement is terminated pursuant to the foregoing contingency after certain Equipment, Documentation, and/or Firmware has been delivered to EDJ, EDJ shall have the option of returning all or some of such Equipment, Documentation and/or Firmware within thirty (30) days after such termination. In the event EDJ elects to return any such Equipment, Documentation and/or Firmware, the Parties shall determine a mutually agreeable dollar amount of value for any such returned items, which amount shall be based on the price paid by EDJ to GCC less a reasonable amount for the actual usage of such items by EDJ, and GCC shall immediately refund said amounts to EDJ for such returned items. The provisons of this Agreement will continue with respect to any items retained by EDJ.

The Parties further agree that in the event this Agreement is terminated pursuant to the foregoing contingency, GCC shall immediately repay to EDJ all or any portion of the non-recurring engineering development costs previously paid by EDJ pursuant to paragraph 2.3 C. hereof.

6.2 After installation of each order of Equipment by GCC, EDJ may inspect and test the Equipment for conformance to the Specifications referred to herein and set forth in the schedules attached hereto. The period during which EDJ may inspect and test each order of Equipment and notify GCC of any nonconformities (the "Acceptance Period") shall be as follows: for Equipment ordered at any time before the Test 7170 has been tested and accepted and for a period of twelve (12) months after the first production lot of Equipment is installed after the Test 7170 has been tested and accepted, the Acceptance Period shall be ninety (90) days from the date of shipment by GCC; and for Equipment delivered on any subsequent order placed by EDJ, the Acceptance Period shall be thirty (30) days from the date of shipment by GCC. If a particular order of Equipment conforms in all material respects to the Specifications set forth in all schedules attached hereto, EDJ shall notify GCC within the applicable Acceptance Period that the Equipment is accepted. If EDJ fails to give notice to GCC to the contrary within the applicable Acceptance Period, the order of Equipment at issue shall be deemed accepted by EDJ at the expiration of such period.

In the event that any item of Equipment delivered to EDJ does not conform to the Specifications, EDJ shall attempt to isolate and correct the problem. If EDJ is unable to accomplish the correction, EDJ shall contact GCC's technical services department for telephonic assistance. Should these steps prove unsuccessful, EDJ shall contact either GCC's maintenance organization or its third party service organization to correct the defect.

In the event EDJ elects to use GCC's service organization, GCC hereby commits to comply with the average response times by location shown in Schedule G hereto with respect to the initial service call placed by EDJ. GCC shall repair or replace on a best effort basis on the following schedule:

(a) For those locations having an average four (4) hour response time, GCC will repair or replace the Equipment within twenty-four (24) hours (excluding weekends and GCC designated holidays) of the initial call from EDJ.

(b) For those locations having an average eight (8) hour or next day response time, GCC will repair or replace the Equipment within fourty-eight (48) hours (excluding weekends and GCC designated holidays) of the initial call from EDJ.

All costs for such repair or replacement shall be borne by GCC provided, however, that if the Equipment in question is reasonably found not to be non-conforming then EDJ shall reimburse GCC for all reasonable labor, travel and other expenses incurred by GCC. In such event, GCC will provide EDJ with documentation to support its claim that the Equipment in question is found not to be nonconforming.

7.  Payment

7.1 Terms of payment for any invoice issued under this Agreement shall be payment in full net thirty (30) days from invoice date, which date shall be no earlier than the date of shipment. The place of payment shall be as specified on GCC's invoice.

7.2 As of the effective date hereof, EDJ's credit limit with GCC is one million U.S. dollars ($ 1,000,000.00). Provided that EDJ is not in material default of its obligations hereunder, shipments of all items to be supplied hereunder will continue up to such established credit limit. In the event EDJ fails to make payments when due hereunder, or if in GCC's reasonable judgement EDJ's financial position materially changes, or if EDJ otherwise commits a material breach hereunder, GCC shall provide EDJ written notice of credit suspension. If EDJ is unable to correct such condition within seven (7) days of said notice, GCC may without further notice (i) suspend credit, adjust the credit limit and/or delay shipment until such terms are met, (ii) alter the terms of payment, (iii) cancel any order then outstanding and receive reimbursement in accordance with the cancellation charges set forth Schedule B hereof, and/or (iv) pursue any other remedies available at law or equity. GCC may charge the lesser of one percent (1%) per month or the highest lawful amount on delinquent accounts.

Notwithstanding the foregoing, the seven (7) day notice period in the preceeding paragraph shall not apply in the event EDJ declares bankruptcy or enters into insolvency proceedings.

Should EDJ withold payment beyond the above payment terms due to a bona fide claim of defective or non-conforming Equipment, and provided that EDJ has notified GCC of such, affected invoices will not be considered delinquent or subject to the above stated remedies until the Equipment is repaired or replaced with conforming Equipment in accordance with GCC's obligations hereunder. Equipment which GCC elects to defer shipment of or reassign as a result of EDJ's failure to make payments when due shall be deemed to have been rescheduled or reassigned for the convenience of EDJ and GCC may invoice EDJ and EDJ agrees to pay reasonable rescheduling charges at the rate of one and one half percent (1-1/2%) of the purchase price of the Equipment for each month that shipment is deferred as may be reasonably determined by GCC. In case of partial shipments, pro rata payments shall become due on each shipment in accordance with the payment terms set forth herein.

7.3 All fees and charges hereunder are exclusive of local, state or federal sales, use, excise, personal property or other similar taxes or duties, all of which shall be paid by EDJ.

8.  Confidentiality

8.1 The Parties acknowledge that any Confidential Information they may receive is a special, valuable and unique asset and agree at all times to keep in confidence and trust all Confidential Information.

Each Party agrees that it will not directly or indirectly disclose Confidential Information to any other person (other than such Party's own employees or suppliers who must have such information for the performance of such Party's obligations under this Agreement) or entity except as expressly authorized in writing by the other Party to this Agreement.

8.2 Each Party shall refrain from doing any act which may in any way prejudice, endanger or otherwise weaken the legal protection of any Confidential Information, as well as any patent, copyright, trademark, service mark or trade secret belonging to the other Party.

8.3 Each party agrees that it will protect Confidential Information from disclosure in the same manner and to the same extent as it protects its own comparable confidential information.

8.4 All tangible Confidential Information shall, immediately upon the disclosing Party's request, be returned to the disclosing Party, including any and all copies, translations, interpretations and adaptations thereof. This paragraph 8.4 shall not be construed to limit or interfere with the rights granted to EDJ under the provisions set forth in paragraphs 5.1 and 5.4 above.

8.5 All title, right and interest in Confidential Information shall at all times be in the disclosing Party.

8.6 With respect to each item of Confidential Information disclosed, the obligations of the Parties shall expire five (5) years from the date of each such disclosure or the maximum period permitted by law if such period is less than five (5) years.

9.  Warranties

9.1 GCC warrants that it (i) has the right to enter into this Agreement, (ii) owns all right, title and interest in and to the Equipment, and (iii) has full power and authority to grant the rights herein granted without the consent of any other person (including without limitation the right for EDJ to use the Firmware and Documentation and any copyrights related thereto).

9.2 GCC hereby warrants and represents that the use of the Equipment, Firmware and Documentation pursuant to this Agreement and the performance of any services hereunder will not in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, nondisclosure or other rights of any third party.

9.3 GCC warrants that this Agreement is not subject or subordinate to any right of GCC's creditors and that all goods sold hereunder are free and clear of all liens and encumbrances.

9.4 GCC warrants that (i) all Equipment, Spare Parts and Supplies delivered pursuant to this Agreement shall conform to the Specifications attached hereto in Schedules A, C and H, (ii) all Equipment delivered hereunder shall be new and in good working order,
(iii) all Spare Parts and Supplies delivered hereunder shall be in good working order and shall be new or remanufactured to meet Specification requirements (and further provided that any remanufactured Supplies must conform to the requirements of paragraph 9.5(B.)(ii) hereof), and (iv) it maintains, and shall continue to maintain for a period of five (5) years after the date of the last shipment of Equipment under this Agreement, an adequate supply of Spare Parts for the Equipment.

9.5 A.  Equipment Warranties

GCC warrants the Equipment under normal use and service, which shall include operation in accordance with the duty cycle limititations and operating conditions indicated in the Specifications, and when installed and maintained in accordance with GCC's written recommended procedures, will be free from defects in material and workmanship for a period of twelve (12) months. The date such warranty coverage begins with respect to Printers shall be the date each Printer is installed at the EDJ location provided, however, that such warranty period shall in no event commence later than (i) ten (10) days from the date of shipment of each Printer to EDJ for Printers shipped directly from GCC to EDJ's Branch Office(s) or (ii) fourty-five (45) days from the date of shipment of Printers to EDJ's Headquarters. The date such warranty period begins with respect to any accessory shall be the date any such accessory is installed in the Printer and shall end on the same date as the Printer it was installed in. In the event any Equipment is believed by EDJ to be defective within such warranty period(s), EDJ shall give GCC's Service Dispatch verbal notice of such problem. GCC shall respond in accordance with response times by location defined in Schedule G and according to the provisions of paragraph 6.2 hereof; provided, however, that the defective Equipment has not been subject to excessive duty cycle, misuse or abnormal operation, improper alteration, improper installation, repair or improper maintenance by EDJ or its agent in a manner which GCC reasonably determines to have adversely affected the performance or reliability of the Equipment. If the same problem occurs in ten percent (10%) or more of the Equipment within the warranty period, GCC agrees to use its best efforts to ensure that the problem does not occur in future Equipment sold hereunder and to inform EDJ in writing as to what steps GCC has taken to correct such problems.

THE UTILIZATION OF SUPPLIES NOT PURCHASED FROM GCC AND/OR NOT STORED, HANDLED OR USED IN ACCORDANCE WITH GCC'S RECOMMENDED PROCEDURES (AS SPECIFIED IN WRITING TO EDJ) MAY IMPAIR PERFORMANCE OR DAMAGE THE EQUIPMENT. EQUIPMENT DAMAGED DUE TO THE FAILURE TO ACT IN ACCORDANCE WITH SUCH PROCEDURES SHALL BE EXCLUDED FROM WARRANTY COVERAGE.

B. Spare Parts and Supplies Warranties

(i) GCC warrants that all Spare Parts shall be free from defects in materials and workmanship for a period of ninety (90) days from the date of shipment thereof to EDJ. GCC agrees to promptly repair or replace defective Spare Parts (normal wear and tear excluded) which are returned to GCC F.O.B. factory of origin (or other GCC repair facility as may be designated by GCC) and marked "Defective" within such warranty period, provided the Spare Part has not been damaged, subjected to excessive duty cycle, misuse or abnormal operation, or altered or improperly installed, repaired or maintained by EDJ or its agent in a manner which GCC reasonably determines to have adversely affected performance or reliability.

(ii)  Supplies

GCC warrants that Supplies sold hereunder, whether new or remanufactured, will be free from defects in material and workmanship and wlll meet or exceed the following service life when used in Equipment maintained in accordance with GCC's recommended procedures set forth in the Documentation, and provided such Supplies are stored, handled and used in accordance with such procedures:

Supplies Item                         Guaranteed Page Life
                                      (At 5% Print Density)

Process Kit                                13,000 pages
PM Kit                                    150,000 pages
PM Kit                                    240,000 pages
                                       (availability TBD)

In the event that EDJ follows GCC's recommended procedures and a Supplies item purchased by EDJ hereunder fails to meet the page life specified above, EDJ shall so notify GCC and GCC shall credit EDJ, on a pro rata basis, for the difference in cost between the page life provided by the Supply item in question and the specified page life above. GCC reserves the right to test, at its sole cost and expense, such nonconforming Supply items to determine if possible the cause of such nonconformity and, if such testing reasonably indicates that such Supply item was subjected to procedures outside those recommended by GCC, to suspend any such credit on that basis.

In the event GCC determines that an excessive number of Supply items are failing to meet the guaranteed page life specified above, GCC shall have the right to request that both GCC and EDJ re-test the benchmark print samples to determine if EDJ's average print density has increased from the initial benchmark of three and nine-tenths percent (3.9%). EDJ's approval for such testing shall not be unreasonably witheld, and the cost and expense for such testing shall be borne by each of the testing Parties. If such testing indicates the average print density has increased by more than thirty percent (30%) from that benchmark, the Parties agree to negotiate a reasonable modification to the guaranteed page life specified above.

In the event more than five percent (5%) of a particular production lot of Supplies delivered to EDJ fails to meet the guaranteed page life shown above, EDJ may request that GCC replace any Supplies from such production lot remaining in EDJ's inventory, and GCC will comply with such request. GCC reserves the right to make a reasonable investigation to determine the cause of such failures, but agrees that it's approval to replace such Supplies shall not be unreasonably witheld. GCC further agrees that it shall pay all shipping costs resulting from any such replacement.

9.6 GCC warrants that all services performed hereunder including, without limitation, the maintenance services provided in Article 10 hereof, shall be rendered in accordance with the Specifications stated herein, and shall be performed in a timely, reasonable and workmanlike manner by qualified professional personnel, consistent with the standards prevailing in the industry.

9.7 Except as otherwise provided herein, the above warranties extend solely to EDJ and its subsidiaries and affiliates and all warranty claims must be made by EDJ and not by customers or other third parties.

9.8 The Parties agree that EDJ may hire a third party to provide maintenance services on all or some of the Equipment purchased under this Agreement. In the event such third party is hired to provide maintenance on any Equipment during the time in which such is covered by any warranty specified herein, GCC agrees that (i) such third party may fulfill GCC's warranty and maintenance obligations hereunder, (ii) GCC will reimburse such third party for reasonable labor costs; provided, however, that such costs shall be negotiated and agreed to by GCC prior to any such service, and further provided that EDJ shall assist GCC by participating with GCC in negotiating such labor costs, and (iii) GCC will provide such third party with all products that GCC is obligated to provide to EDJ hereunder on the same terms and conditions provided to EDJ; provided, however, that any such third party shall agree in writing that any such products shall be used solely and exclusively to provide the aforementioned service for Equipment purchased by EDJ hereunder. The Parties acknowledge and agree that EDJ's third party maintenance provider, if any, may, upon EDJ's direction, return defective material and GCC shall return repaired material to said third party maintenance provider.

9.9 THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL
OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND
MERCHANTABILITY AND SET FORTH EDJ'S EXCLUSIVE REMEDIES IN CONNECTION WITH SUCH WARRANTIES.

10.  Maintenance

10.1 Subject to paragraphs 9.5(A), 9.5(B) and 9.8 hereof, during the warranty period(s) defined in Article 9 of this Agreement, GCC shall provide maintenance services on the Equipment free of charge. After the warranty period and at any time thereafter during the term of this Agreement, GCC shall, upon the written request of EDJ, provide on-site maintenance service on the Equipment at the rates set forth in Schedule F hereto, provided however that such rates shall be subject to the same provisions as Equipment prices as stated in paragraph 2.5 hereof.

Optionally, GCC reserves the right to provide an alternative bid for service and support of the entire EDJ Branch Office equipment configuration utilizing the capabilities of a GCC business partner, and EDJ hereby agrees to give reasonable consideration to any such bid.

Subsequent to the term of this Agreement and for a period of five (5) years after delivery of the last Equipment hereunder, GCC agrees, at EDJ's request, to provide on-site maintenance services at it's then-current maintenance prices. GCC agrees that, during any such extended maintenance period, it shall extend to EDJ its then current most favored customer rates for such services.

10.2 Maintenance shall include providing new releases, enhancements and improvements (including but not limited to, extensions and other changes to the Equipment developed by GCC which GCC has provided free of charge to any of its customers using equipment similar to the Equipment) and all corrections to the Equipment.

GCC will provide all reasonable telephone assistance and consultation to assist EDJ in resolving problems with the function of the Equipment. GCC will provide a designated technician in St. Louis, Missouri to work directly with EDJ to assure the performance of the Equipment.

10.3 GCC will provide on-site maintenance on Equipment after receipt of verbal notice from EDJ. Maintenance service will be available Monday through Friday, 8:00 AM through 5:00 PM local time except for GCC designated holidays. GCC on-site response times will be in accordance with the list of locations and response times shown in Schedule G hereof. GCC designated holidays shall be as shown on GCC's most current fiscal calendar, which may be changed by GCC from year to year and which is incorporated herein by reference as Schedule I.

GCC shall designate the phone number(s) to be used by EDJ for notification of such problems and shall provide such telephone availability from 8:00 AM(EST) to 8:00 PM(EST). GCC shall also designate specific contact persons that EDJ may contact for maintenance. For the purpose of maintenance as required herein, GCC shall, at its own expense, correct such defect, error or non-conformity comprising a problem by, among other things, suppplying to EDJ and installing such corrective materials and making such additions, modifications or adjustments to the Equipment as may be necessary to keep the Equipment in conformity with the Specifications and warranties contained in this Agreement.

GCC shall respond to EDJ's request for maintenance notwithstanding GCC's opinion that the problem is due to software or hardware not supplied by GCC. In the event GCC responds and the problem is reasonably determined to be due to software and/or hardware not supplied by GCC, operator errors, operator responsibility tasks, interconnect defects, telecommunication problems, abuse, misapplicaton, customer damage, negligence, utilities malfunction, natural or civil disaster, and/or acts of God, then EDJ will reimburse GCC for GCC's reasonable expenses.

10.4 GCC assumes all risk for injuries to or death of its employees and for damage to its property while on the premises of, or traveling to or from, EDJ's offices, caused by the negligent acts or omissions of GCC, its employees, or agents.

11.  Modifications

11.1 Modifications shall be incorporated into and are to be considered an integral part of the Printers shown in Schedule B hereof.

11.2 After the Test 7170 is accepted by EDJ pursuant to paragraph 6.1 hereof, the Modifications shall beprovided for all Equipment shipped to EDJ. Beforethe Test 7170 is accepted by EDJ pursuant to paragraph
6.1 hereof, the Equipment will be shipped without the Modifications. Within thirty (30) days after the Test 7170 has been accepted by EDJ, GCC technicians will install the Modifications in all Equipment previously delivered to EDJ. Such installation shall be performed at the sole cost and expense of GCC and shall be performed at each location of EDJ's where any Equipment is installed.

11.3 GCC shall provide EDJ with detailed written documentation for each custom font created in accordance with the Modifications. This documentation shall be incorporated herein as Schedule H and shall include, but not be limited to, font spacing tables and character maps.

11.4 Notwithstanding anything herein to the contrary, EDJ and/or its service/maintenance provider shall have the right (and GCC hereby grants EDJ the perpetual right) to copy, modify and make derivative works of all software included in the Modifications including, without limitation, the back channel and custom font firmware.

11.5 GCC hereby agrees that in the event GCC should make the EDJ back channel interface (as defined in Schedule C, Modifications) commercially available, GCC shall reimburse EDJ the one hundred fifty thousand dollar ($ 150,000.00) NRE cost previously paid by EDJ. GCC further agrees that in the event such back channel interface is used for the purpose of meeting an individual customer's requirements (other than EDJ), then GCC will so advise EDJ and the Parties agree to negotiate in good faith a reasonable reimbursement to EDJ relative to the incremental profit GCC is able to realize from the use of such back channel interface for said customer(s). In no event would any such reimbursement exceed the total NRE previously paid by EDJ.


GCC further agrees that if, in the process of offering an industry-standard back channel interface in any of its current or future products, it utilizes any portion of the Firmware or Modifications which was paid for by EDJ as part of the aforementioned NRE, GCC will so advise EDJ and the Parties agree to negotiate a reasonable reimbursement to EDJ based on such usage and the commercial value realized therefrom. In the event GCC offers such industry-standard back channel interface, EDJ reserves the right to request written verification from GCC of its use or nonuse of said Firmware and/or Modifications in such interface, and such written verification shall not be unreasonably withheld by GCC.

12.  Spare Parts

12.1 At all times during the term of this Agreement, EDJ and/or its third party maintenance provider shall be entitled to order Spare Parts and Supplies directly from GCC and GCC shall supply such Spare Parts and Supplies. Any such third party maintenance provider of EDJ may purchase such items solely and exclusively for use in maintaining and servicing Equipment purchased by EDJ hereunder, and EDJ shall so advise any such third party maintenance provider in writing. EDJ must notify GCC of the existence of any such third party maintenance provider, in writing, in advance of GCC's acceptance of any purchase order(s) from any such third party maintenance provider for such purpose.

12.2 GCC will provide EDJ with a Recommended Spare Parts List (RSPL) for Equipment covered by this Agreement. Spare Parts shall be available from GCC for a period of five (5) years from the last shipment of Equipment under this Agreement. The Spare Parts may be either original or remanufactured, provided they meet Specifications requirements. The price for Spare Parts for the initial term of this Agreement shall be as set forth in Schedule F. The price of Spare Parts subsequent to the initial term of this Agreement shall be negotiated by the Parties, however GCC hereby commits that such pricing shall not exceed pricing offered to any of its other commercial customers purchasing similar quantities of like equipment.

12.3 GCC is developing a database that will contain (i) GCC's 7170 printer inventory, (ii) GCC's spare parts inventory, and (iii) the status of all shipments of Equipment and Spare Parts to EDJ. GCC agrees to allow EDJ to access (and GCC hereby grants EDJ the right and license to use) such database via an on-line real-time interface. GCC shall provide EDJ with written instructions explaining in full detail how to access and use the database and shall supply EDJ with the appropriate communications protocol. Until such time as the database is available (or if at any time during the term of this Agreement the database is unavailable), within ten (10) days after GCC receives a written request from EDJ, GCC shall prepare and send to EDJ a report listing, as of the date of the report, (a) GCC's 7170 printer inventory, (b) GCC's spare parts inventory, and (c) the status of all shipments of Equipment and Spare Parts to EDJ.

EDJ agrees to hold all such information confidential, as defined by this Agreement, and agrees that all information contained in this database is available only to EDJ personnel and is not to be made available to any other party or agent.

12.4 GCC agrees that the Spare Parts supplied hereunder will conform to GCC's published specifications. Any changes made to such Spare
Parts that would affect their functional performance shall be subject to the provisions of paragraph 2.7 B. hereof.

13.  Term and Termination

13.1 This Agreement is effective upon the date first written above and shall continue for a term of thirty-six (36) months unless earlier terminated or canceled pursuant to the terms of this Agreement. This Agreement may be extended for additional one (1) year terms by mutual written agreement of the Parties.

13.2 In the event either Party fails to perform, observe or comply with any material term, covenant or condition of this Agreement, then the other Party shall have the right to declare a default. A Party may declare default by giving the Party it claims is in default written notice of such claim (such notice shall set forth the manner by which the defaulting Party may cure the default) and affording the defaulting Party thirty (30) days after such written notice to cure the default. If the defaulting Party fails to cure the default within such thirty (30) day period, the Party claiming default may terminate this Agreement upon thirty (30) days written notice to the defaulting Party.

13.3 Each Party shall have the right to terminate this Agreement thirty (30) days after giving written notice of termination after the occurrence of any of the following events (and this Agreement shall automatically terminate at the expiration of such thirty (30) day period):

13.3.1 a judicial finding that the other is insolvent or bankrupt;

13.3.2 the filing of a petition in bankruptcy by the other or the filing of any such petition against the other if not dismissed or withdrawn within sixty (60) days thereafter;

13.3.3 appointment of a receiver, trustee or other custodian for all or substantially all of the property of the other or for any lesser portion of such property if the result is materially and adversely to affect the ability of the other to fulfill its duties hereunder;

13.3.4 an assignment by the other for the benefit of creditors;

13.3.5 the dissolution or liquidation of the other, other than in consequence of a merger, amalgamation or other corporate reorganization to which it is a party.

13.4 If any Party hereto should suffer any event of the type enumerated in paragraph 13.3 above, such Party shall immediately notify the other Party hereto of the occurrence of such event.

13.5 Notwithstanding anything to the contrary herein, all confidentiality obligations of this Agreement shall survive termination, cancellation or expiration of the Agreement, and continue for the period specified hereinabove. Cancellation of this Agreement by EDJ shall not terminate the Firmware use and/or reproduction rights granted hereunder. Cancellation of the Agreement for default shall not release either of the Parties hereto from any liability, obligation or agreement which at said time has already accrued to the other Party hereto, nor affect in any way the survival of any other right, duty or obligation of either of the Parties hereto which is explicitly stated in this Article or elsewhere in the Agreement to survive such cancellation. Further, the cancellation of this Agreement for default shall not be deemed to be a waiver or release of, or otherwise prejudice or adversely affect any right, remedies or claims, whether for damages or otherwise, which either Party hereto may then or hereafter possess under this Agreement.

14.  Indemnity

14.1 GCC agrees to (i) settle and/or defend EDJ, EDJ's affiliates, and/or any of EDJ's agents or employees (collectively, the "Indemnified Parties") at GCC's sole cost and expense, against all liabilities, expenses, losses, damages, claims and demands to the extent arising from (a) the gross negligence of GCC or any of its agents or employees and/or (b) the use of the Equipment, the Firmware and/or the Documentation (provided that said use is in accordance with the Specifications contained in this Agreement) by any of the Indemnified Parties including, without limitation and except as noted in the last sentence of this paragraph 14.1 below, the violation (or alleged violation) by any of the Indemnified Parties of any third party trade secrets, proprietary information, trade mark, copyright or patent rights, (ii) indemnify and hold all Indemnified Parties harmless from and against any of the foregoing liabilities (or similar claims), and (iii) pay damages awarded against any of the Indemnified Parties attributable to any of the foregoing liabilities (or similar claims); provided, however, that (I) GCC is notified in writing of any such claim and is furnished with all papers received in connection therewith within a reasonable time after GCC has received actual notice of such claim, (II) GCC shall have direction and control of any negotiations or of any suit which may be brought, and (III) EDJ shall assist GCC in GCC's defense in any way reasonably requested by GCC's attorneys. With regard to the indemnities contained in this paragraph 14.1, no warranty against infringement and no patent or copyright indemnity whatever against foreign patents or copyrights, excluding Canada, is granted by GCC, and GCC does not agree to hold EDJ harmless for use by EDJ of the Equipment abroad, excluding Canada.

14.2 If EDJ's quiet enjoyment or use of the Equipment, Firmware and/or Documentation is seriously endangered or disrupted by reason of any claim stated in paragraph 14.1 above, GCC shall, at its option, (i) modify the Equipment, Firmware and/or Documentation to make it non-infringing, (ii) substitute for the Equipment, Firmware and/or the Documentation other functionally equivalent noninfringing equipment, firmware and/or documentation, or (iii) obtain for EDJ the right and license to continue to use the Equipment, Firmware and/or Documentation and pay any applicable fees in connection with such license. If GCC is unable to accomplish any of the foregoing alternatives, then, at EDJ's option, GCC shall (a) remove the particular item at issue and refund to EDJ the then-current value of such item (such value to be determined by the Parties based on the original purchase price paid by EDJ less a reasonable amount for use or damage), or (b) remove all of the items delivered hereunder and refund to EDJ the entire amounts paid under this Agreement. To the extent any character sets, fonts or font software or any portion of the backchannel interface are developed by GCC to meet EDJ's particular specifications, GCC shall have no liability under this provision for any claim that such character sets, fonts or backchannel interface infringe the rights of a third party and EDJ agrees to defend, protect and save harmless GCC against all suits at law or in equity and from and against all expenses, loss, liability, damage, claims and demands arising from such actual or alleged infringement.

14.3 GCC's obligations hereunder shall not apply to any use of the Equipment and/or Firmware not authorized by this Agreement. If infringement is alleged prior to completion of delivery, GCC may decline to make further shipments without being in breach of this Agreement. GCC's liability under this Article 14 shall be limited to
(i) the amounts paid by EDJ to GCC hereunder and/or (ii) the extent of any personal injury claims as finally settled.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY OF ITS COLLATERAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES ARISING OUT OF PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT OR
MISAPPROPRIATIONS OF TRADE SECRETS.

THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF EDJ AND GCC FOR PATENT OR COPYRIGHT INFRINGEMENT OR MISAPPROPRIATIONS OF TRADE SECRETS AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN REGARD THERETO.

15.  Notice

Any notice required or permitted pursuant to this Agreement shall be made by first class mail or by private courier capable of delivering messages with comparable speed. Notices given as herein provided shall be considered to have been given upon receipt.

15.2 Routine and special communications shall be deemed sufficient if sent to the following addresses:

Notice to GCC:

Dept. of Contracts Administration
Copy: Sr. V.P., Sales
GENICOM Corporation
Waynesboro, VA 22980-1999

Notice to EDJ:

Edward D. Jones & Co., L.P.
201 Progress Parkway
Maryland Heights, MO 63043
ATTN: Rich Malone

15.3 Notices of change of address may be made at any time and shall be effective upon receipt.

16.  Miscellaneous Provisions

16.1 GCC shall provide EDJ with summaries of all testing results of the Equipment including, without limitation, the results of testing performed by SSS in Japan. The latter results will be provided as received by GCC, and will be provided to EDJ written in the English language.

16.2 EDJ acknowledges that part of the Equipment is manufactured by Toshiba Corporation. For the duration of this Agreement, GCC agrees to provide to EDJ, within thirty (30) days of their availability to GCC, complete and total written results of all quality engineer audits of all parts of the Equipment manufactured by Toshiba Corporation. Such results shall be provided to EDJ written in the English language.

16.3 GCC agrees not to contact any of EDJ's Branch Offices, or employees thereof, without the prior written consent of EDJ; provided, however, that GCC can contact such offices and employees in the normal performance of warranty and maintenance of Equipment.

16.4 Beginning on the date of execution of this Agreement, GCC agrees to supply EDJ with written reports every month for (i) all of GCC's customers using 7170 printers and (ii) all of EDJ's facilities using the Equipment. Such reports shall set forth all problem calls on the 7170 printer and the Equipment, respectively, for the previous month. The reports will explain, among other things, the nature of the problem and the solution.

16.5 GCC acknowledges that some of the Equipment may be used by non-EDJ personnel and at non-EDJ locations such as, but not limited to, homes of EDJ employees or third party mutual fund offices. Accordingly, GCC agrees that, notwithstanding anything contained herein to the contrary, such use will not invalidate any warranty or other right granted hereunder.

16.6 To the extent that any of the covenants set forth herein, or any word, phrase, clause or sentence thereof, shall be found to be illegal or unenforceable for any reason, such covenants, word, phrase, clause or sentence shall be modified or deleted in such manner so as to make the Agreement as modified legal and enforceable under applicable laws, and the balance of the Agreement or part thereof shall not be affected thereby, the balance being construed as severable and independent.

16.7 This Agreement represents the entire agreement between EDJ and GCC with respect to the subject matter hereof, superseding all other previous oral or written communications, representations, or agreements with respect to the subject matter herein. This Agreement may be modified only by a writing duly authorized and executed by both Parties. Any terms and conditions contained on EDJ's purchase orders or GCC's SOA's which add to or conflict with the terms and conditions of this Agreement shall not be binding on either Party.

16.8 Any controversy or claim related to or arising out of the matters addressed in this Agreement shall be finally settled by binding arbitration conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any arbitration proceeding shall include the assessment of costs, expenses and reasonable attorneys' fees and shall be final, binding and enforceable in any court of competent jurisdiction. Absent agreement to the contrary, any arbitration shall be conducted by three arbitrators, at least one of whom shall be knowledgeable in data processing and business information systems and at least one of whom shall be an attorney. The arbitration shall be conducted at a mutually agreed location. If the Parties cannot agree upon a location, then the arbitrators shall select a site for the arbitration which is, in the discretion of the arbitrators, approximately equally convenient for both Parties. Neither Party shall be precluded hereby from seeking provisional remedies in the courts with jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions, to protect its rights and interests, but such shall not be sought as a means to avoid or stay arbitration.

16.9 No waiver of any right or breach of any provision of this Agreement shall constitute a waiver of any other right or breach of any other provisions, nor shall it be deemed to be a general waiver of such provision by that Party or to sanction any subsequent breach thereof by the other Party. Should legal action become necessary to enforce any of the terms and conditions set forth herein, the losing Party shall pay to the prevailing Party all costs and expenses incurred in connection with such action, including reasonable attorney's fees.

16.10 Headings in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

16.11 Each Party hereto shall execute and deliver all such further instruments and documents as may reasonably be requested by the other Party in order to carry out fully the intent and accomplish the purposes of this Agreement and transactions referred to herein.

16.12 This Agreement shall be binding on the Parties and their successors and permitted assigns. Neither Party may assign this Agreement or delegate rights, powers, duties or obligations hereunder without the prior written consent of the other Party. Any assignment made contrary to this paragraph 16.12 shall be void and the nonassigning Party may immediately terminate this Agreement by sending written notice to the other Party.

In the event that GCC, during any term of this Agreement, consumates the sale of (i) stock of GCC which changes the control of GCC or (ii) all or substantially all of the assets of GCC (whether or not there is also an attempted assignment of this Agreement), then EDJ shall have the right, at its option, to terminate this Agreement and any outstanding orders previously placed with GCC.

16.13 This is a contract for the sale of goods.

16.14 This Agreement may be executed in separate counterparts and, if so executed, shall have the same force and effect as though all signatures were on the same document.

16.15 In the event EDJ exports or re-exports the Equipment, EDJ shall have full responsibility for obtaining all necessary approvals, licenses, permits and the like which may be required by regulatory or government body. EDJ agrees to abide by the rules and regulations of the U.S. Department of Commerce, Office of Export Administration, when exporting or re-exporting the Equipment or Spare Parts thereof.

16.16 EDJ shall have no right to use GCC's trademarks, trade names, logos or other GCC indicia in EDJ's advertising or promotional material in such a manner as might convey to the reader or viewer that EDJ is a distributor or representative of GCC. Absent another express written agreement between GCC and EDJ, EDJ is not and shall in no way hold itself out as a distributor or representative of GCC.

16.17 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY COLLATERAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES ARISING OUT OF, OR CONNECTED IN ANY WAY WITH, THIS AGREEMENT OR ANY GOODS SOLD PURSUANT HERETO.

16.18 EDJ agrees that the Equipment purchased hereunder will be used by EDJ as a constituent part of an integrated system or systems for use by EDJ in its business either on its premises or the premises of EDJ's customers or vendors.

GCC represents that as of the effective date hereof, it intends to market, sell and otherwise make commercially available equipment substantially similar to the Equipment (excluding the Modifications that contain any custom font software) as part of its standard product offering. GCC agrees that, except as provided in paragraph 11.6 hereof, it shall not market, sell or otherwise make commercially available any product incorporating any part of the Modifications. GCC further agrees that, irrespective of the provisions of paragraph 11.6 hereof, it shall not market, sell or otherwise make available to any other customer any software or firmware incorporating any portion of EDJ's custom fonts as defined in Schedule H hereof.

16.19 In the event of any work by GCC on the premises of EDJ or EDJ'S customers, EDJ shall take (or cause its customers to take) reasonable precautions to prevent the occurrence of any injury to person or property, including personnel and property of GCC, during the progress of such work; and except as and to the extent that such injury is due solely and directly to the negligence of a GCC employee while on the premises of EDJ or EDJ' s customers, EDJ hereby indemnifies GCC against all claims, demands, liabilities or loss which may result in any way from any act or omission of EDJ, its customers or their agents, employees or subcontractors.

16.20 Time is of the essence with respect to GCC's obligations hereunder.

16.21 This Agreement shall be governed by the laws of the State of Missouri.

16.22 No right or remedy conferred herein is exclusive of any other right or remedy conferred herein or by law, but all such remedies are cumulative of every other right or remedy conferred hereunder or at law or in equity, by statute or otherwise, and may be exercised concurrently or separately from time to time.

16.23  Schedules

The following Schedules attached hereto are hereby incorporated into this Agreement (in the event of a conflict between the terms contained in this Agreement and any of the terms contained in any of the Schedules or amendments thereto, the terms of this Agreement shall control):

Schedule                            Referenced Paragraph

Schedule A - Printer                1.3, 1.7, 2.3, 9.4
Specification

Schedule B - Equipment              1.4, 1.7, 1.8, 1.10,
Upgrades &                          2.4, 2.5, 2.8, 11.1
Pricing

Schedule C - Modifications          1.6, 1.7, 1.8, 2.1,
                                    2.3, 9.4, 11.1, 11.5

Schedule D - Firmware               5.6

Schedule E - Firmware               5.6
Escrow Agreement

Schedule F - Maintenance            1.9, 3.3, 10.1, 12.2

Schedule G - Service                6.2
             Response Times

Schedule H - Specification          1.7, 1.8, 9.4

Schedule I - GCC Holidays           10.3

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY
ENFORCED BY THE PARTIES.



                                               "EDJ"

                                   EDWARD D. JONES & COMPANY, L.P.

                               By:


                                               "GCC"

                                       GENICOM CORPORATION

                               By: